Exhibit 99.1

National Interstate Corporation Declares Combined Quarterly and Special Cash Dividends

RICHFIELD, Ohio, November 12, 2012—National Interstate Corporation (Nasdaq: NATL) announced that its Board of Directors has declared a quarterly dividend of $0.10 per share as well as an additional one-time special dividend of $2.00 per share. The combined dividend amount of $2.10 per share will be payable on December 10, 2012 to shareholders of record of the Company’s common stock as of the close of business on November 26, 2012.

Dave Michelson, the Company’s President and Chief Executive Officer stated, “We are pleased with this opportunity to return a portion of our excess capital to our shareholders through a one-time special dividend. Since our last acquisition in 2010, National Interstate’s profitability has resulted in accumulated capital that exceeds our near-term needs. We continue to maintain adequate and increasing capital to fund our organic and acquisition growth strategies.”

Since its Initial Public Offering in 2005, the Company has changed its policy from an annual to a quarterly dividend and has increased its dividend in each subsequent year. This is the first time the Company has declared a special dividend. The Board of Directors intends to continue to review the Company’s dividend policy at future first quarter meetings, with the anticipation of considering annual dividend increases in accordance with its dividend policy.

About National Interstate Corporation

An Insurance Experience Built Around You.

National Interstate Corporation (Nasdaq: NATL), founded in 1989, is the holding company for a specialty property-casualty insurance group which differentiates itself by offering products and services designed to meet the unique needs of niche markets. Products include insurance for passenger, truck, and moving and storage transportation companies, alternative risk transfer, or captive programs for commercial risks, specialty personal lines products focused primarily on recreational vehicle owners and small commercial vehicle accounts, and transportation and general commercial insurance in Hawaii and Alaska. The Company’s insurance subsidiaries, including the three primary insurers, National Interstate Insurance Company, Vanliner Insurance Company and Triumphe Casualty Company, are rated “A” (Excellent) by A.M. Best Company. Headquartered in Richfield, Ohio, National Interstate is an independently operated subsidiary of Great American Insurance Company, a property-casualty subsidiary of American Financial Group, Inc. (NYSE: AFG) (Nasdaq: AFG).

Contact:

Tanya Inama

National Interstate Corporation

877-837-0339

investorrelations@natl.com